NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Names Alan Kane to Board of Directors

Warrendale, PA, January 25, 2007 - American Eagle Outfitters, Inc. (NASDAQ:AEOS) today announced the appointment of Alan Kane to the company's Board of Directors. Mr. Kane currently serves as dean of the School of Business and Technology at the Fashion Institute of Technology, a role he has held since 2005. From 1997 through 2006, he was a professor of retailing at the Columbia Graduate School of Business. Previously, Mr. Kane spent 28 years in the retailing industry with companies, including Federated Department Stores, The May Company, and Grossman's Inc., in various executive and merchandising positions. He is currently a member of the Board of Directors of Circuit City Stores, Inc.

Jim O'Donnell, Chief Executive Officer, commented on the appointment, "Alan brings tremendous retail expertise and deep business experience to our board. I am extremely pleased to have Alan's commitment, and look forward to his counsel as we continue to pursue profitable growth through the expansion and development of leading lifestyle brands."

About American Eagle Outfitters:

American Eagle Outfitters (Nasdaq: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 836 stores in 50 states, the District of Columbia and Puerto Rico, and 72 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company launched a new collection of dormwear and intimates. "aerie by American Eagle" is now available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom. The company also introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates five stores. For additional information and updates, visit martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically future growth and profitability. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's growth strategies and profitability may not be achieved and those other risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q's filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT: American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660